Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 33-79826 on Form S-8 of Newfield Exploration Company, of our report dated June 15, 2008, appearing in this Annual report on Form 11-K of the Newfield Exploration Company 401(k) Plan (the “Plan”) for the years ended December 31, 2007 and 2006.
/s/ McConnell and Jones LLP
Houston, Texas
June 20, 2008